EXHIBIT 4.5
DESCRIPTION OF OUR SECURITIES
Explanatory Note

    TriSalus Life Sciences, Inc., a Delaware corporation (“TriSalus,” the “Company,” “we,” “us” or “our”), was originally known as MedTech Acquisition Corporation (“MTAC”), a special purpose acquisition company. On August 10, 2023, MTAC consummated a business combination with privately held TriSalus Life Sciences, Inc. pursuant to that certain Agreement and Plan of Merger, dated July 5, 2023, as amended (the “Business Combination”). In connection with the closing of the Business Combination, MTAC changed its name from MedTech Acquisition Corporation to TriSalus Life Sciences, Inc.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 410,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of common stock, having a par value per share of $0.0001, and (b) 10,000,000 shares of preferred stock, having a par value per share of $0.0001 (the “preferred stock”).

Common Stock

General

The following description summarizes selected information regarding the common stock, $0.0001 par value per share (the “Common Stock”), of TriSalus, as well as relevant provisions of: (i) our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”); (ii) our amended and restated bylaws (the “Bylaws”); and (iii) the General Corporation Law of the State of Delaware (the “DGCL”). The following summary is qualified in its entirety by, and should be read in conjunction with, the Certificate of Incorporation and the Bylaws, copies of which have been filed as exhibits to the Annual Report and the applicable provisions of the DGCL.

Voting Rights

Each holder of Common Stock will be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters submitted to a vote of our stockholders; provided, however, that, except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation or any certificate of designation filed with respect to any series of our preferred stock that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of our preferred stock (including the Series A Convertible Preferred Stock) if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.

Dividend Rights

Subject to applicable law and the rights of the holders of any outstanding class of our preferred stock, including the Series A Convertible Preferred Stock, and the provisions of the Certificate of Incorporation, holders of Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by our board of directors (the “Board”), in its sole discretion, from time to time out of assets or funds of the Company legally available therefor.

Rights upon Liquidation

Subject to applicable law and the rights and preferences of the holders of any holders of any shares of any outstanding class of preferred stock, including the Series A Convertible Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of Common Stock and the holders of any other class or series of capital stock ranking equally with the Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Preemptive or Other Rights

The holders of Common Stock will not have preemptive or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of the Series A Convertible Preferred Stock and any other series of preferred stock of that we may issue in the future.

Election of Directors

The Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors. Under the Bylaws, the election of directors is determined by plurality vote.

Preferred Stock

Our existing charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. While we have no current plans to issue additional preferred stock, circumstances in which we might issue additional preferred stock in the future could include, among others, offerings of preferred stock undertaken for capital raising purposes, issuances in connection with acquisitions we might make in the future, or issuances in connection with potential change of control or strategic transactions involving us. Any determination by us to issue shares of preferred stock in the future will be dependent on the facts and circumstances at the time.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on 30 days after the completion of the Business Combination. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of an equity security consisting of one share of Common Stock and one-third of a Public Warrant (“Unit”) containing such warrant, if not cash settled, will have paid the full purchase price for the Unit solely for the share of Common Stock underlying such Unit.

We may call the Public Warrants for redemption:

        •in whole and not in part;

        •at a price of $0.01 per warrant;

        •upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each     warrantholder; and

        •if, and only if, the reported closing price of the Common Stock equals or exceeds $18.00 per share (as     adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20     trading days within a 30-trading day period ending three business days before we send the notice of     redemption to the warrantholders.

We may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our reasonable best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the Public Warrants were initially offered by us.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a cashless basis. In determining whether to require all holders to exercise their Public Warrants on a cashless basis, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants. If we call the Public Warrants for redemption and our management does not take advantage of this option, MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and its permitted transferees would still be entitled to exercise their warrants issued in a private placement (the “Private Placement Warrants”) for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of  (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one minus the quotient of  (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. This formula is to compensate the warrantholder for the loss of the option value portion of the Public Warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The description of the Public Warrants set forth herein is a summary and does not purport to be complete. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments require the vote or written consent of the holders of at least a majority of the then outstanding public warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or Working Capital Warrants, a majority of the then outstanding Private Placement Warrants or Working Capital Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants and Working Capital Warrants

The Private Placement Warrant and the Working Capital Warrant are identical to the Public Warrants except as set forth below. If holders of the Private Placement Warrants or Working Capital Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because we did not know whether they would be affiliated with us following the business combination. If they remained affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants sell the shares of Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

As of September 10, 2023, the Private Placement Warrants and Working Capital Warrants became transferable, except for those warrants held by persons who signed a lockup agreement in association with the Business Combination. Additionally, the Private Placement Warrants and Working Capital Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants or Working Capital Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants and Working Capital Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

In addition, holders of our Private Placement Warrants and Working Capital Warrants are entitled to certain registration rights.

OrbiMed Warrants

In connection with the Credit Agreement and the closing of the Initial Commitment Amount, we issued OrbiMed the Initial OrbiMed Warrant, with an exercise price of $9.5562, subject to adjustment as discussed below, at any time between issuance and the expiration of the Initial OrbiMed Warrant on April 30, 2031. On each of the closings of the Delayed Draw Commitment Amounts, if any, we agreed to issue Subsequent OrbiMed Warrants to purchase a number of shares of Common Stock determined by dividing 5% of the applicable Delayed Draw Commitment Amount by the 10-day volume weighted average sale price of Common Stock as of the issue date. The Subsequent OrbiMed Warrants will expire seven years from each applicable issuance date, if any. In connection with the OrbiMed Warrants, we entered into the OrbiMed Registration Rights Agreement, whereby OrbiMed will have certain customary registration rights with respect to the shares of Common Stock underlying the OrbiMed Warrants. If we fail to comply with certain of our obligations under the OrbiMed Registration Rights Agreement with respect to maintaining an effective registration statement covering shares of Common Stock underlying the OrbiMed Warrants, then the expiration date of an OrbiMed Warrant may be extended.

We may not knowingly effect an exercise of an OrbiMed Warrant, and the holder thereof may not exercise an OrbiMed Warrant, if after giving effect to such exercise, the holder thereof would beneficially own in excess of 9.99% of our Common Stock.

In the event of an issuance or sale by us of any Common Stock, options to purchase Common Stock or securities convertible into Common Stock, other than in connection with a dividend or distribution to holders of Common Stock or certain specified issuances or sales, for a price per share less than the exercise price then in effect, the exercise price will be reduced by multiplying such exercise price then in effect by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such sale or distribution multiplied by the exercise price then in effect, plus (ii) the consideration, if any, received by us upon such sale or distribution, and the denominator of which shall be the product of (a) the total number of shares of Common Stock Deemed Outstanding immediately after such sale or distribution multiplied by (b) the exercise price in effect immediately prior to such sale or distribution. As used herein, “Common Stock Deemed Outstanding” means, at any given time, the sum of (x) the number of shares of Common Stock actually outstanding at such time, plus (y) the number of shares of Common Stock issuable upon exercise of warrants, options or similar rights actually outstanding at such time, plus (z) the number of shares of Common Shares issuable upon conversion or exchange of convertible securities actually outstanding at such time (treating as actually outstanding any convertible securities issuable upon exercise of warrants, options or similar rights actually outstanding at such time), in each case, regardless of whether the warrants, options or similar rights or convertible securities are actually exercisable at such time; provided that Common Stock Deemed Outstanding at any given time shall not include shares of Common Stock owned or held by or for the account of the Company or any of its wholly owned subsidiaries.

If the number of outstanding shares of our Common Stock is decreased by any redemptions, recapitalizations, reclassifications, combinations or exchanges of shares, splits or reverse splits, separations, reorganizations, liquidations, substitutions, replacements of shares of Common Stock or other similar events, then, on the effective date of such event, the number of shares of Common Stock issuable on exercise of each OrbiMed Warrant will be proportionally decreased, and the exercise price will be proportionally increased.

If we grant, issue, offer or sell shares of Common Stock, options to purchase Common Stock or securities convertible into Common Stock, or rights to purchase shares, warrants, securities or other property, in each case pro rata to the record holders of Common Stock, then the holder of each OrbiMed Warrant shall be entitled to (but shall not be obligated to) acquire, upon the same terms applicable to such rights, the aggregate rights the holder would have been entitled to had a complete exercise of each OrbiMed Warrant been completed immediately prior to the date used to determine which holders of Common Stock were entitled to such grant, issuance, offer or sale.

The OrbiMed Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date to us, with the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), for the number of OrbiMed Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their OrbiMed Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the OrbiMed Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the OrbiMed Warrants. if, upon exercise of the OrbiMed Warrants, a holder would be entitled to receive a fractional interest in a share, we will at our option either round up to the nearest whole number of shares of Common Stock or round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder and pay in cash the amount of such fractional share based on the fair market value of our Common Stock calculated in the manner described in the OrbiMed Warrant.

We have agreed that, subject to applicable law, the OrbiMed Warrants will be governed by and construed according to the laws of New York, and that any legal suit, action or proceeding arising out of or based on an OrbiMed Warrant or the transactions contemplated thereby may be instituted in the federal courts of the United States or the courts of the State of New York, in each case located in the city and county of New York. We irrevocably submit to such jurisdiction exclusively.

Dividends

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, general financial condition, contractual restrictions and other factors that the Board may deem relevant and will be within the discretion of the Board at such time. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that we or our subsidiaries incur.